Exhibit 10.2

EXECUTION VERSION

CADIZ INC.

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made by and between Cadiz Inc., a Delaware corporation (the “Company”), and Stanley E. Speer (“you”). You and the Company are collectively referred to herein as the “Parties.”

BACKGROUND

WHEREAS, you have been employed by the Company as Chief Financial Officer pursuant to that certain Employment Agreement dated May 21, 2020 (the “Employment Agreement”); and

WHEREAS, the Parties agree that your employment with the Company will terminate effective as of the later of (i) September 1, 2026, and (ii) the first day after the Company files its Form 10-Q for the fiscal quarter ended June 30, 2026, with the U.S. Securities and Exchange Commission (such date, the “Separation Date”), and you will continue to serve as Chief Financial Officer of the Company through the Separation Date; and

WHEREAS, you and the Company desire to memorialize the terms of your separation from employment with the Company, including certain severance benefits conditioned upon your execution and non-revocation of a release of claims.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration as set forth herein, the receipt of which is acknowledged hereby, the Parties agree as follows:

1.	Separation from Employment. Your employment with the Company will terminate effective as of the Separation Date. Through the Separation Date, you will continue to serve as Chief Financial Officer of the Company and will perform your duties in accordance with the Employment Agreement. As of the Separation Date, you will no longer hold any officer, director, manager or other employment positions with the Company or any of its subsidiaries or affiliates, and you hereby resign from all such employment positions effective as of the Separation Date. As of the Separation Date, you will no longer be entitled to any compensation, benefits, or entitlements as an employee of the Company, except as expressly provided in this Agreement.

2.	Advisory Services. Subject to the terms of this Section 2, commencing on the Separation Date and continuing through December 31, 2026 (the “Advisory Period”), you agree to serve as an advisor to the Company and to provide such transition and advisory services as the Company may reasonably request from time to time, including ad hoc services as needed, in each case in a manner consistent with your knowledge of the Company’s business and operations. In consideration for such services, the Company shall pay you a fee of $10,000 per month during the Advisory Period, payable on the first business day of each month (or such other date as the Parties may agree). During the Advisory Period, you shall serve as an independent contractor and not as an employee of the Company. The Company may terminate the Advisory Period, and its obligation to make further payments hereunder, at any time upon written notice to you.

3.	Severance Benefits. Subject to (i) your timely execution and delivery of the Release of Claims attached hereto as Exhibit A (the “Release”) by the date specified therein and the Release becoming effective and irrevocable as of the Separation Date, and (ii) your continued compliance with your obligations under the Employment Agreement and this Agreement, the Company shall provide you with the following severance benefits:

(a) Treatment of RSUs. All of your outstanding and unvested service-based restricted stock units (“RSUs”) granted under the Cadiz Inc. 2019 Equity Incentive Plan (the “Plan”), representing 68,700 shares, shall become fully vested and non-forfeitable as of the Separation Date.

(b) Treatment of Milestone-Based RSUs. With respect to your outstanding and unvested milestone-based RSUs (“Milestone-Based RSUs”) granted under the Plan and that remain subject to milestone-based vesting conditions as of the Separation Date (representing 235,000 shares in the aggregate):

(i) 85,000 of such Milestone-Based RSUs, representing the tranche conditioned upon the closing of LLC project financing for the Northern Pipeline, shall remain outstanding following the Separation Date and shall vest if, and only if, such closing occurs during the Advisory Period; and

(ii) notwithstanding the terms of the Plan or any RSU award agreement to the contrary, all remaining unvested Milestone-Based RSUs, representing 150,000 shares, shall be forfeited and cancelled as of the Separation Date.

(c) Equity Award in Lieu of 2026 Bonus. In lieu of your forfeited 2026 annual bonus opportunity, the Company will grant you an RSU under the Plan representing 100,000 shares, which will be fully vested on the date of grant.

(d) COBRA Reimbursement. If you timely and properly elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse you for the monthly COBRA premiums you pay for yourself and your eligible dependents for eighteen (18) months following the Separation Date (the “COBRA Reimbursement Period”), provided that such reimbursement obligation shall cease on the earlier of (i) the date you become eligible for substantially equivalent group health insurance coverage through a new employer or otherwise and (ii) the date you cease to be eligible for COBRA coverage. You agree to promptly notify the Company if you become eligible for such coverage during the COBRA Reimbursement Period. Any reimbursement under this Section 3(d) shall be paid on the Company’s first regularly scheduled payroll date following your submission of documentation of the applicable COBRA premium payment, and in no event later than the last day of the calendar year following the calendar year in which you incurred the expense. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the COBRA reimbursement described in this Section 3(d) cannot be provided as described above without potentially violating applicable law (including Section 2716 of the Public Health Service Act), the Company shall instead provide you with a taxable monthly cash payment equal to the applicable COBRA premium for the remainder of the COBRA Reimbursement Period, less applicable tax withholdings, payable on the last day of each calendar month during the COBRA Reimbursement Period.

(e) Sole Severance Benefits. The payments and benefits described in this Section 3 constitute the sole severance benefits to which you are entitled in connection with your separation from employment. For the avoidance of doubt, no severance or separation pay is due or payable to you under the Employment Agreement or any other agreement or arrangement, and you expressly waive any right to any such payments.

4.	Conflicts. You hereby represent and warrant to the Company that (i) your execution, delivery and performance of this Agreement does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement will be the valid and binding obligation of you and enforceable in accordance with its terms. You further agree that this Agreement is the product and result of negotiation and that the terms of this Agreement shall be given their plain meaning and not be interpreted in a manner or construed against either Party on the ground that one of the Parties drafted any provision of this Agreement.

5.	Confidentiality and Proprietary Information. You expressly represent that you shall comply with all confidentiality, proprietary information, intellectual property, copyright, and any other covenants to which you are bound under any agreement with the Company, including under the confidentiality and trade secrets provisions set forth in Section 8 of the Employment Agreement. Your obligations under Section 8 of the Employment Agreement (other than any non-solicitation provisions that were purported to extend beyond your Separation Date) shall survive the Separation Date and shall remain in full force and effect. You agree that you will not disclose, disseminate, or publicize, or will not cause to be disclosed, disseminated, or publicized, any of the financial terms of this Agreement or the negotiations among the Parties concerning the financial terms or any proposed financial terms of the Agreement, to any person, corporation, partnership, association, government agency, or other entity, other than your spouse, religious, medical, or psychological counselors, legal counsel, and/or tax advisors, except (i) as may be required by law, (ii) to the extent necessary to report income to appropriate taxing authorities, or (iii) in response to a request, order, or subpoena of a court or government agency of competent jurisdiction. However, notice of receipt of such order or subpoena shall be promptly communicated to the Company in writing so that the Company has an opportunity to intervene and assert what rights it has to nondisclosure prior to your response to such order or subpoena. Nothing in this Section shall be construed so as to limit your right to communicate with the SEC or other government agencies.

6.	Return of Property, Files, and Data. You represent and warrant that, as of the Separation Date, you will return to the Company all property in your possession, custody or control belonging to the Company, including, but not limited to, all equipment, phones, pass codes, keys, swipe cards, credit cards, files, data, documents or other materials, in whatever form or format, that you received, prepared, helped prepare or are in your possession. You represent that you will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof, whether in hard copy or electronic form, of the Company’s documents. You represent and warrant that you have provided or will provide access, permissions, and administrative rights to the Company for all digital files on all servers and devices that belong to the Company and/or that you have worked and/or assisted on during the term of your employment with the Company.

7.	No Knowledge of Misconduct. You represent that during the term of your employment with the Company, you have at all times conducted yourself in a lawful manner and that you are unaware of any act or omission on your part or the part of the Company that you have not previously disclosed that may constitute a violation of any law, regulation, or order, nor do you know of any basis other than any previously disclosed on which any third party or governmental entity could assert such a claim. This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002. You further represent that you have disclosed any misconduct of which you are aware, including potential violations of Company policies. You further affirm that you have no information concerning any conduct involving the Company that involves any false claims to the United States.

8.	Entire Agreement. This Agreement, together with the surviving provisions of the Employment Agreement (including Section 8 thereof) and the Release attached hereto as Exhibit A, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes and terminates any and all previous agreements between the Parties with respect to the subject matter hereof, whether written or oral, including any severance or separation pay obligations under the Employment Agreement, except as expressly provided in this Agreement.

9.	Assignment. The rights and benefits of the Company under this Agreement shall be assignable to any successor, related or affiliated entity. All rights and obligations under this Agreement shall inure to the benefit of and be binding upon your successors but shall be personal and non-assignable by you.

10.	Severability. If any provision of this Agreement or the Employment Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, the parties agree that the court shall modify and reform such provision to permit enforcement to the greatest extent permitted by law. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

11.	Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

12.	Section 409A. This Agreement and the amounts payable and benefits provided hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the maximum extent permitted under Section 409A (including the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and the separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)), and shall be interpreted, construed, and administered consistent with such intent. To the extent any payment or benefit under this Agreement is or becomes subject to Section 409A (notwithstanding the intent of the Parties), this Agreement shall be interpreted, operated, and administered in a manner that complies with Section 409A so as to avoid the imposition of any additional tax, interest, or penalties thereunder, to the extent reasonably practicable. Each payment or benefit under this Agreement shall be deemed to be a separate payment for purposes of Section 409A, and the right to a series of installment payments shall be treated as a right to a series of separate payments. You acknowledge and agree that neither the Company nor any of its affiliates, officers, directors, employees, or agents shall be responsible for, or have any obligation with respect to, any adverse tax consequences to you under Section 409A or otherwise, and the Company makes no representation or warranty to you regarding the tax treatment of any payment or benefit under this Agreement, whether under Section 409A or otherwise.

13.	Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually signed original.

14.	Governing Law. This Agreement is to be governed by the laws of the State of California (without regard to its choice-of-law provisions). Any action alleging a breach of this Agreement must be brought and venued in a court of competent jurisdiction located in the County of Los Angeles, State of California, and the Parties submit to jurisdiction in such court.

15.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, (a) personally delivered, (b) sent by an overnight courier or express mail delivery service or (c) sent by U.S. regular mail, to the following address, or to such other address as a Party shall notify the other Party in the manner set forth herein:

If to you, to the latest address in the Company’s records.

If to the Company:

Cadiz Inc.

550 S. Hope Street, Suite 2850

Los Angeles, California

Attention: Chief Executive Officer

[Signature page to follow]

IN WITNESS WHEREOF, this Separation Agreement was entered into by the Parties as of the dates set forth below.

/s/ Stanley E. Speer		July 27, 2026
Stanley E. Speer		Date

CADIZ INC.

/s/ Susan Kennedy		July 27, 2026
Name:	Susan Kennedy	Date
Title:	Chief Executive Officer

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (this “Release”) is entered into by Stanley E. Speer (“you”) in favor of Cadiz Inc. (the “Company”), in connection with the Separation Agreement between you and the Company dated as of July [●], 2026 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In consideration of the severance benefits set forth in Section 3 of the Agreement, including the acceleration of vesting of RSUs and Milestone-Based RSUs and COBRA reimbursement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you agree as follows:

1. Release of Claims. By signing this Release, you, on behalf of yourself, agents, heirs, executors, estate, administrators, beneficiaries, trustees, attorneys-in-fact, successors, and assigns (collectively, the “Releasing Parties”) unconditionally, fully and forever release, relieve, waive, relinquish and discharge, to the full extent allowed by applicable law, the Company, including on behalf of its current and former parents, subsidiaries, predecessors, current affiliates, officers, directors, employees, board members, trustees, agents, attorneys, insurers, successors and assigns (collectively, the “Released Parties”) from all actions, causes of action, suits, debts, dues, liabilities, obligations, costs, expenses, sums of money, controversies, accounts, reckonings, liens, bonds, bills, specialties, covenants, contracts, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands of any kind whatsoever, at law or in equity, direct or indirect, known or unknown, suspected or unsuspected, discovered or undiscovered, which you or the Releasing Parties had, now have, or may have against the Released Parties arising out of, by reason of, or relating in any way whatsoever to any matter, cause or thing occurring prior to or at the time of the execution of this Release, including, but not limited to: (a) any claims and causes of action arising out of or related to any express or implied employment contract, including the Employment Agreement; (b) all claims and causes of action arising out of or related to the terms and conditions of your employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; (c) all claims and causes of action arising under any common law or federal, state, or local law, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, as amended, and any claims under any other federal, state, local or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment, or anti-retaliation statute or ordinance; (d) any tort, contractual, or common law claims; (e) any claims for additional wages, compensation, overtime, severance pay, bonuses, equity compensation (including any claims relating to RSUs, Milestone-Based RSUs, or other equity awards under the Plan), or other benefits or entitlements as an employee of the Company; (f) any claims arising out of or related to any legal restrictions on the Company’s right to terminate employees; and (g) claims for attorneys’ fees or costs.

2. Section 1542 Waiver. You expressly acknowledge and agree that this Release includes a waiver and release of all claims which you have or may have as of the date of this Release that are unknown, unanticipated, or unsuspected. In furtherance of this intent, and as a separately bargained-for element of this Release, you expressly waive and relinquish any and all rights and benefits conferred upon you by the provisions of Section 1542 of the California Civil Code, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

You acknowledge that you have been advised by legal counsel and are familiar with Section 1542 of the California Civil Code and any other statutes or rules of similar effect in any other applicable jurisdiction, and you expressly waive and relinquish any rights or benefits available to you under such statutes or rules.

3. Carve-Outs. Notwithstanding the foregoing, you are not waiving any claims or rights: (a) that may arise after the date on which you sign this Release, including the right to enforce the Agreement; (b) that cannot be released as a matter of law, including your rights to workers’ compensation and unemployment insurance; (c) to accrued, vested benefits under any employee benefit, stock, savings, insurance, or pension plan of the Company; or (d) to indemnification as provided by, and in accordance with the terms of, the Company’s certificate of incorporation, bylaws, or any applicable indemnification agreement, nor any existing rights of defense and indemnity or liability insurance coverage. Notwithstanding anything in this Release to the contrary, nothing in this Agreement prevents you from filing any non-legally waivable claim (including a challenge to the validity of this Agreement), filing a charge with, communicating with, participating in or cooperating with any investigation or proceeding conducted by, or providing information to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, or any other federal, state, or local government agency or commission (collectively, “Governmental Agencies”); provided, however, that you understand and agree that, to the extent permitted by law, you are waiving any and all rights to recover any monetary or personal relief from any Released Party as a result of any such proceeding or any subsequent legal action. Nothing herein waives your right to receive an award for information provided to a Governmental Agency, including any monetary award or bounty from any governmental or regulatory or law enforcement authority in connection with any protected whistleblower activity. Without limiting the foregoing, nothing herein shall prohibit or restrict you from: (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding truthfully to any inquiry or legal process directed to you by any Governmental Agency; (iii) testifying, participating, or otherwise assisting in any action or proceeding by any Governmental Agency; (iv) disclosing an act of sexual abuse, or facts related to an act of sexual abuse, to any other person; or (v) making any disclosures protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires you to obtain prior authorization before engaging in any conduct described in this Section 3 or to notify any Released Party that you have engaged in any such conduct.

4. Representations. You hereby represent and warrant that: (a) you have not filed, caused or permitted to be filed any pending judicial or administrative complaint or proceeding against any Released Party, nor have you agreed to do any of the foregoing; (b) you have received all compensation and other amounts to which you are entitled under the Agreement through the date of this Release, except for the severance benefits set forth in Section 3 of the Agreement; and (c) neither you nor any other Releasing Party has assigned, transferred, or otherwise disposed of or conveyed to any third party any right or claim against any Released Party. You acknowledge that you may be entitled to certain payments and benefits under Section 6 of the Employment Agreement in connection with a termination without Cause. In consideration of the benefits provided under this Agreement, you knowingly and voluntarily waive any right to receive such payments and benefits, and agree that the benefits provided under Section 3 of the Agreement are in lieu of any severance, salary continuation, benefits continuation, or other separation benefits otherwise payable under the Employment Agreement.

5. Knowing and Voluntary Release of Claims under the Age Discrimination in Employment Act. You acknowledge that by executing and not revoking this Release, you, on behalf of yourself and the Releasing Parties, irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all claims, whether known or unknown, from the beginning of time through the date of your execution of this Release, arising under the Age Discrimination in Employment Act, as amended, and its implementing regulations (“ADEA”). You specifically agree and acknowledge:

(a) you have read this Release in its entirety and understand all of its terms;

(b) by this Release, you have been advised to consult with an attorney before executing this Release, and have had the opportunity to consult with such counsel as you believed was necessary before signing;

(c) you knowingly, freely, and voluntarily assent to all of this Release’s terms and conditions, including, without limitation, the waiver, release, and covenants contained in it;

(d) you are signing this Release in exchange for the severance benefits set forth in Section 3 of the Agreement and other good and valuable consideration in addition to anything of value to which you are otherwise entitled;

(e) you were given at least twenty-one (21) days to consider the terms of this Release and consult with an attorney of your choice, although you may sign it sooner if desired, and changes to this Release, whether material or immaterial, do not restart the running of the 21-day period;

(f) you understand that you have seven (7) days after signing this Release to revoke it by delivering written notice of revocation to the Company before the end of this seven-day period, and that this Release shall not become effective or enforceable, and the severance benefits set forth in Section 3 of the Agreement shall not be provided, until the revocation period has expired without revocation (the “Release Effective Date”);

(g) you are not waiving or releasing rights or claims that may arise after you sign this Release; and

(h) you understand that the waiver and release in this Release is being requested in connection with your separation from employment with the Company under the Agreement.

You further acknowledge that this Release shall become null and void if not executed by you and returned to and received by the Company on the date that is twenty-one (21) days after the Release is presented to you. For the avoidance of doubt, you are prohibited from signing this Release after that date.

6. Governing Law. This Release shall be governed by the laws of the State of California (without regard to its choice-of-law provisions).

IN WITNESS WHEREOF, you have executed this Release as of the date set forth below.

Stanley E. Speer	Date